Exhibit 99.1

                 SUN COMMUNITIES ANNOUNCES ENTRY OF SEC ORDER

    SOUTHFIELD, Mich., Feb. 27 /PRNewswire-FirstCall/ -- Sun Communities, Inc. (NYSE: SUI) announced today that the U.S. Securities and Exchange Commission (the "Commission") has accepted the Company's offer to resolve the Commission's inquiry regarding the Company's financial statements for 2000, 2001 and 2002, and today entered the agreed-upon administrative order. As disclosed in the Company's press release dated February 13, 2006, that administrative order requires that the Company and its subsidiary, Sun Communities Operating Limited Partnership ("SCOLP"), cease and desist from violations of certain non intent-based provisions of the federal securities laws. The Company neither admits nor denies any such violations.

    The Order further requires that the Company and SCOLP employ an independent consultant to evaluate internal controls and financial reporting procedures as they relate to the accounting for the Company's and SCOLP's ownership interest in SunChamp LLC. The Order does not impose any monetary penalties, nor do the terms of the Order require the Company to restate any of its prior financial statements.

    The Order relates only to the Company and SCOLP, and does not address any actions relating to the three Company employees that received Wells Notices, as disclosed in the Company's press releases dated July 19, 2005, and September 14, 2005. The SEC has brought civil actions against those individuals, and because those actions are pending, the Company considers it inappropriate to comment on them.

    Sun Communities, Inc. is a real estate investment trust (REIT) that currently owns and operates a portfolio of 136 communities comprising approximately 47,360 developed sites and nearly 7,000 sites suitable for development, mainly in the Midwest and Southeast United States.

    FORWARD-LOOKING STATEMENTS

    This press release contains various "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. The words "will," "may," "could," "expect," "anticipate," "believes," "intends," "should," "plans," "estimates," "approximate" and similar expressions identify these forward- looking statements. These forward-looking statements reflect the Company's current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders, the possibility that the Commission will not approve, or will materially modify, the Offer described in this press release, and those risks and uncertainties referenced under the headings entitled "Factors That May Affect Future Results" or "Risk Factors" contained in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in the Company's expectations of future events.

    For more information about Sun Communities, Inc., visit our website at http://www.suncommunities.com .

SOURCE  Sun Communities, Inc.
    -0-                             02/27/2006
    /CONTACT: Carol Petersen of Sun Communities, +1-248-208-2500/ /Web site: http://www.suncommunities.com /